Exhibit 99.1

CIM Group Announces CCIT II Recent Property Acquisitions
Totaling More than $132 Million

Four office buildings acquired within 30 days

LOS ANGELES - January 22, 2020 - CIM Group announced today that CCIT II, a publicly registered non-listed real estate investment trust (“REIT”) sponsored by affiliates of CIM Group, has completed the acquisition of four commercial properties in the last 30 days totaling $132,080,000 from unaffiliated third-party sellers, adding approximately 519,000 square feet of single-tenant net-leased assets to the CCIT II portfolio.

In January, CCIT II acquired:

•
6 Tech Drive in Andover, Massachusetts, a 128,400-square-foot two-story building for $19.1 million. The building has a long-term lease with Draeger Medical Systems, an international manufacturer of medical, safety and aerospace equipment, and serves as Draeger Medical Systems’ North American Headquarters. 6 Tech Drive is part of the Andover Tech Center, a suburban office campus, and headquarters for several other technology companies along with an extended stay hotel.

In the last few weeks of December, CCIT II acquired three properties:

•
1740 International Drive, Memphis, Tennessee, a 238,583-square-foot, nine-story office building, was acquired for $78.0 million. The building is occupied by International Paper Company, one of the world’s leading producers of packaging, pulp and paper. This Silver LEED designated building, part of International Paper Company’s global headquarters campus, was constructed for the tenant in 2015 on the 5.10-acre site.

•
25 Loveton Circle, Sparks, Maryland, a 54,837-square-foot, single-story, office and industrial building, was acquired for $9.6 million. The building has a long-term lease with a provider of on-site operations and maintenance for mechanical building systems. Built in 1981 and renovated in 2016, 25 Loveton Circle serves as the tenant’s national headquarters.

•
10330 David Taylor Drive, Charlotte, North Carolina, a 97,596-square-foot, three-story building, was acquired for $25.4 million. The building has a long-term lease with United Rentals, an equipment rental company serving a variety of commercial businesses with a network of locations throughout the United States and Canada. 10330 David Taylor Drive serves as a regional headquarters for United Rentals.

CCIT II focuses on office and industrial properties that are essential to the daily operations of businesses, including corporate or regional headquarters, regional distribution centers, and warehouses situated near major shipping and freight transport facilities. CCIT II is actively acquiring properties with long-term net leases with creditworthy tenants. These recent acquisitions are strong additions to the CCIT II portfolio, which consists of 2.9 million* square feet of office and industrial properties in diverse markets throughout the country.

*Square footage amounts are approximate as of September 30, 2019, and include square footage of buildings that are on land subject to ground leases.

About Cole Office & Industrial REIT (CCIT II)
Cole Office & Industrial REIT (CCIT II), Inc. (“CCIT II”) is a public, non-listed REIT formed in 2013 that primarily owns and operates income-producing, single-tenant corporate office and industrial properties subject to long-term net leases with national or regional creditworthy tenants. CCIT II seeks to provide access to high-quality commercial real estate assets, providing current income, reduced overall portfolio volatility and the potential for capital appreciation for its shareholders. CCIT II is sponsored by an affiliate of CIM Group, LLC.

About CIM Group
CIM is a community-focused real estate and infrastructure owner, operator and lender. Since 1994, CIM has led more than $60 billion of projects in metropolitan communities across the Americas on behalf of its own account and for its partners and co-investors. CIM’s broad in-house expertise includes decades of research, acquisition, credit analysis, development, finance, leasing and property management experience in real assets located in and serving densely populated communities, net-lease assets and other associated credit strategies. Using its disciplined approach and extensive in-house expertise, CIM seeks to create value in projects, which ultimately enhances communities. For more information, visit www.cimgroup.com.

Forward-Looking Statements
Certain statements contained in this press release, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which reflect CCIT II’s expectations regarding future events. CCIT II intends for all forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. The forward-looking statements involve a number of assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Generally, the words “expects,” “anticipates,” “assumes,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions identify forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in CCIT II’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2019, filed with the SEC. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in CCIT II’s filings with the SEC. CCIT II undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Media Contact

Karen Diehl
Diehl Communications
(310) 741-9097
karen@diehlcommunications.com